================================================================================
                                                                   EXHIBIT 10.42











                                  ROWECOM INC.


                                   $9,000,000


            FLOATING RATE SENIOR SECURED NOTES DUE DECEMBER 28, 2001





                                  -------------

                             NOTE PURCHASE AGREEMENT
                                  -------------








                          Dated as of January 31, 2001

================================================================================

                                TABLE OF CONTENTS

SECTION                                                                         PAGE

1.       AUTHORIZATION OF NOTES................................................   1

2.       SALE AND PURCHASE OF NOTES............................................   1

3.       CLOSING...............................................................   1

4.       CONDITIONS TO CLOSING.................................................   2


         4.1.     REPRESENTATIONS AND WARRANTIES...............................   2

         4.2.     PERFORMANCE; NO DEFAULT......................................   2

         4.3.     COMPLIANCE CERTIFICATES......................................   2

         4.4.     OPINIONS OF COUNSEL..........................................   3

         4.5.     GOOD STANDING CERTIFICATES...................................   3

         4.6.     SALE OF OTHER NOTES..........................................   3

         4.7.     PAYMENT OF VENDOR RECEIVABLES................................   3

         4.8.     PAYMENT OF FEES AND EXPENSES.................................   3

         4.9.     FLEET CREDIT AGREEMENT.......................................   3

         4.10.    CHANGES IN CORPORATE STRUCTURE...............................   4

         4.11.    SUBSIDIARY GUARANTY..........................................   4

         4.12.    EVIDENCE OF PERFECTION AND PRIORITY OF LIENS.................   4

         4.13.    NO LABOR DISPUTES............................................   4

         4.14.    COMPLIANCE WITH LAWS AND OTHER AGREEMENTS....................   4

         4.15.    NO MATERIAL ADVERSE CHANGE...................................   4

         4.16.    OTHER FINANCING DOCUMENTS....................................   4

         4.17.    PROCEEDINGS SATISFACTORY.....................................   5

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................   5

         5.1.     ORGANIZATION; POWER AND AUTHORITY............................   5

         5.2.     AUTHORIZATION, ETC...........................................   6

         5.3.     FULL DISCLOSURE..............................................   6

         5.4.     ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES.........   6

         5.5.     FINANCIAL STATEMENTS; DEBT; PROJECTIONS; FISCAL YEAR.........   6

         5.6.     COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.................   7

         5.7.     GOVERNMENTAL AUTHORIZATIONS, ETC.............................   7

         5.8.     LITIGATION; OBSERVANCE OF STATUTES AND ORDERS................   8

         5.9.     TAXES........................................................   8

         5.10.    TITLE TO PROPERTY; PRIORITY OF LIENS.........................   8

                                       ii

         5.11.    CORPORATE NAMES..............................................   8

         5.12.    BUSINESS LOCATIONS; AGENT FOR SERVICE OF PROCESS.............   9

         5.13.    SOLVENT FINANCIAL CONDITION..................................   9

         5.14.    SURETY OBLIGATIONS...........................................   9

         5.15.    BROKERS......................................................   9

         5.16.    INTELLECTUAL PROPERTY........................................   9

         5.17.    GOVERNMENTAL APPROVALS.......................................   9

         5.18.    RESTRICTIONS.................................................  10

         5.19.    NO DEFAULTS..................................................  10

         5.20.    LEASES.......................................................  10

         5.21.    PENSION PLANS................................................  10

         5.22.    TRADE RELATIONS..............................................  10

         5.23.    LABOR RELATIONS..............................................  11

         5.24.    NOT A REGULATED ENTITY.......................................  11

         5.25.    MARGIN STOCK; APPLICATION OF PROCEEDS........................  11

         5.26.    EQUIPMENT....................................................  11

         5.27.    FLEET CREDIT DOCUMENTS.......................................  11

6.       REPRESENTATIONS OF THE PURCHASER......................................  11

7.       GENERAL COVENANTS.....................................................  12

         7.1.     VISITS AND INSPECTIONS.......................................  12

         7.2.     NOTICES......................................................  12

         7.3.     FINANCIAL AND OTHER INFORMATION..............................  12

         7.4.     LANDLORD AND STORAGE AGREEMENTS..............................  14

         7.5.     PROJECTIONS..................................................  14

         7.6.     TAXES........................................................  14

         7.7.     COMPLIANCE WITH LAWS.........................................  14

         7.8.     INSURANCE....................................................  15

         7.9.     INTELLECTUAL PROPERTY........................................  15

         7.10.    PLEDGED SHARES...............................................  15

         7.11.    PAYMENT OF NOTES AND MAINTENANCE OF OFFICE...................  15

         7.12.    INTENTIONALLY OMITTED........................................  15

         7.13.    DOMESTIC SUBSIDIARY GUARANTIES...............................  15

         7.14.    ORDER PROCESSING.............................................  15

         7.15.    COMMITMENT LETTER............................................  16

         7.16.    FAXON ASSIGNMENT OF CLAIMS...................................  16

         7.17.    FLEET'S RELEASE OF LIENS.....................................  16

8.       PAYMENTS..............................................................  16

         8.1.     INTEREST PAYMENTS............................................  16

         8.2.     PRINCIPAL PAYMENTS...........................................  16

         8.3.     PAYMENTS AMONG NOTEHOLDERS...................................  17

         8.4.     NOTATION OF NOTES ON PAYMENT.................................  17

         8.5.     NO OTHER PAYMENTS OF PRINCIPAL; ACQUISITION OF NOTES.........  17

9.       NEGATIVE COVENANTS....................................................  18

         9.1.     MERGERS; CONSOLIDATIONS; ACQUISITIONS........................  18

         9.2.     LOANS........................................................  18

         9.3.     DEBT.........................................................  18

         9.4.     AFFILIATE TRANSACTIONS.......................................  19

         9.5.     LIENS........................................................  19

         9.6.     SUBORDINATED DEBT............................................  20

         9.7.     DISTRIBUTIONS................................................  20

         9.8.     CAPITAL EXPENDITURES.........................................  20

         9.9.     DISPOSITION OF ASSETS........................................  20

         9.10.    LIMITATION ON ISSUANCE OF STOCK..............................  21

         9.11.    BILL AND HOLD SALES, ETC.....................................  21

         9.12.    RESTRICTED INVESTMENTS.......................................  21

         9.13.    LEASES.......................................................  21

         9.14.    TAX CONSOLIDATION............................................  21

         9.15.    BANK ACCOUNTS................................................  21

         9.16.    UPSTREAM PAYMENTS............................................  22

         9.17.    ACCOUNTING CHANGES...........................................  22

         9.18.    ORGANIZATION DOCUMENTS.......................................  22

         9.19.    RESTRICTIVE AGREEMENTS.......................................  22

         9.20.    LIMITATION ON SIDE AGREEMENTS................................  22

         9.21.    CONDUCT OF BUSINESS..........................................  22

10.      FINANCIAL COVENANTS...................................................  22

         10.1.    MINIMUM EBITDA OF THE COMPANY................................  22

         10.2.    MINIMUM EBITDA OF DAWSON.....................................  23

         10.3.    MAXIMUM OPERATING EXPENSES...................................  23

11.      EVENTS OF DEFAULT.....................................................  23

12.      DEFAULT REMEDIES......................................................  26

         12.1.    ACCELERATION OF MATURITY NOTES...............................  26

         12.2.    OTHER REMEDIES...............................................  27

         12.3.    NONWAIVER; REMEDIES CUMULATIVE...............................  27

         12.4.    ANNULMENT OF ACCELERATION OF NOTES...........................  27

13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.........................  27

         13.1.    REGISTRATION OF NOTES........................................  27

         13.2.    EXCHANGE OF NOTES............................................  28

         13.3.    REPLACEMENT OF NOTES.........................................  28

         13.4.    ISSUANCE TAXES...............................................  29

14.      PAYMENTS ON NOTES.....................................................  29

         14.1.    PLACE OF PAYMENT.............................................  29

         14.2.    MANNER OF PAYMENT............................................  29

15.      EXPENSES, ETC.........................................................  30

         15.1.    TRANSACTION EXPENSES.........................................  30

         15.2.    SURVIVAL.....................................................  30

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT..........  30

17.      AMENDMENT AND WAIVER..................................................  30

         17.1.    REQUIREMENTS.................................................  30

         17.2.    SOLICITATION OF HOLDERS OF NOTES.............................  31

         17.3.    BINDING EFFECT, ETC..........................................  31

         17.4.    NOTES HELD BY THE COMPANY, ETC...............................  31

18.      NOTICES...............................................................  31

19.      REPRODUCTION OF DOCUMENTS.............................................  32

20.      CONFIDENTIAL INFORMATION..............................................  32

21.      INTENTIONALLY OMITTED.................................................  33

22.      MISCELLANEOUS.........................................................  33

         22.1.    INDEMNIFICATION OF EACH HOLDER OF NOTES......................  33

         22.2.    SUCCESSORS AND ASSIGNS.......................................  33

         22.3.    SEVERABILITY.................................................  34

         22.4.    CONSTRUCTION.................................................  34

         22.5.    COUNTERPARTS.................................................  34

         22.6.    GOVERNING LAW................................................  34

         22.7.    INTERCREDITOR AGREEMENT......................................  34

      SCHEDULE A                --   INFORMATION RELATING TO PURCHASERS

      SCHEDULE B                --   DEFINED TERMS

      SCHEDULE 4.10             --   Changes in Corporate Structure

      SCHEDULE 5.4              --   Subsidiaries of the Company and
                                       Ownership of Subsidiary Stock

      SCHEDULE 5.5              --   Financial Statements

      SCHEDULE 5.8              --   Certain Litigation

      SCHEDULE 5.9              --   Tax Information

      SCHEDULE 5.11             --   Corporate Names

      SCHEDULE 5.12             --   Business Locations

      SCHEDULE 5.14             --   Surety Obligations

      SCHEDULE 5.15             --   Bank Accounts

      SCHEDULE 5.16             --   Intellectual Property

      SCHEDULE 5.18             --   Restrictive Agreements

      SCHEDULE 5.20             --   Leases

      SCHEDULE 5.21             --   Pension Plans

      SCHEDULE 5.23             --   Labor Relations

      SCHEDULE 5.25             --   Use of Proceeds

      SCHEDULE 9.4              --   Affiliate Transactions

      SCHEDULE 9.5              --   Liens

      SCHEDULE 9.15             --   Bank Accounts

      EXHIBIT 1                 --   Form of Floating Rate Senior Note due
                                     December 28, 2001

      EXHIBIT 4.11              --   Form of Subsidiary Guaranty

      EXHIBIT 7.18              --   Form of Federal Assignment of Claims

      ANNEX 1                   --   Address of the Company
                                     Address of Agent

                                  ROWECOM INC.
                               60 ABERDEEN STREET
                               CAMBRIDGE, MA 02138



            Floating Rate Senior Secured Notes due December 28, 2001



                                                          As of January 31, 2001


TO EACH OF THE PURCHASERS LISTED IN
         THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

                  RoweCom Inc., a Delaware corporation (the "COMPANY"), agrees with you as follows:

1. AUTHORIZATION OF NOTES.

     The Company will authorize the issue and sale of $9,000,000 aggregate principal amount of its Floating Rate Senior Secured Notes due December 28, 2001 (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in
Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2. SALE AND PURCHASE OF NOTES.

     Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "OTHER AGREEMENTS") identical with this Agreement with each of the other purchasers named in Schedule A (the "OTHER PURCHASERS"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3. CLOSING.

     The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Bingham Dana at 10:00 a.m., local time, at a closing (the "CLOSING") on February 5, 2001 or on such other Business Day thereafter on or prior to February 6, 2001 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of funding applicable to you and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account on behalf of the Company to account number RoweCom Escrow Account Acct # 54205-0;
Attn: Joe Feil at Wilmington Trust Company; ABA #031100092. If at the Closing the Company shall fail to tender such Notes to you as provided above in this
Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

     Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions precedent, and the failure by the Company to satisfy all such conditions on the Closing Date shall relieve you, at your election, of all such obligations; PROVIDED, HOWEVER that the Company in all cases shall remain liable in respect of its obligations under Section 15.

     4.1. REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

          4.2. PERFORMANCE; NO DEFAULT.

               The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.25) no Default or Event of Default shall have occurred and be continuing.

          4.3. COMPLIANCE CERTIFICATES.

          (a) OFFICER'S CERTIFICATE. The Company shall have delivered to you an Officer's Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled;

          (b) COMPANY SECRETARY OR ASSISTANT SECRETARY'S CERTIFICATE. The Company shall have delivered to you a certificate, dated the Closing Date, and executed by the Secretary or the Assistant Secretary of the Company who shall certify that the following documents, which shall be attached thereto, are true and correct: (a) resolutions and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Financing Documents, (b) copy of its articles of incorporation and all amendments thereto, (c) copy of its by-laws and all amendments thereto, and (d) a good standing certificate issued by the Secretary of State of the state of Delaware; and

          (c) GUARANTOR SECRETARY'S CERTIFICATE. Each Subsidiary Guarantor shall have delivered to you a certificate, dated the Closing Date, and executed by the Assistant Secretary or Secretary of such Subsidiary Guarantor who shall certify that the following documents, which shall be attached thereto, are true and correct: (a) resolutions and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty and the other Financing Documents to which it is a party, (b) copy of such Subsidiary Guarantor's articles of incorporation and all amendments thereto, (c) copy of such Subsidiary Guarantor's by-laws and all amendments thereto, and (d) a good standing certificate issued by the Secretary of State of such Subsidiary Guarantor's state of formation.

     4.4. OPINIONS OF COUNSEL.

          You shall have received opinions in form and substance satisfactory to you, dated the Closing Date (a) from Bingham Dana LLP, counsel for the Company, the Subsidiary Guarantors and Richard Rowe in a form and substance satisfactory to you and the Other Purchasers (and the Company hereby instructs its counsel to deliver such opinion to you), (b) from Chapman and Cutler, counsel to McGregor Subscription Service, Inc., a Subsidiary Guarantor,
(c) Blank, Rome Comisky & McCauley, LLP, counsel to CSS, and (d) copies of all legal opinions issued to Fleet in connection with the Fleet Credit Agreement (and the Company hereby instructs its counsel to deliver such opinions to you).

     4.5. GOOD STANDING CERTIFICATES.

          You shall have received good standing certificates for the Company and each Subsidiary Guarantor, issued by the Secretary of State or other appropriate official of such party's jurisdiction of organization and each jurisdiction where the conduct of such party's business activities or ownership of its Property necessitates qualification.

     4.6. SALE OF OTHER NOTES.

          Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

     4.7. PAYMENT OF VENDOR RECEIVABLES.

          The Company or any Subsidiary Guarantor shall have paid on or before the Closing Date all Vendor Receivables as indicated in pay-off letters delivered by you and each of the Other Purchasers to the Company or any Subsidiary Guarantor.

     4.8. PAYMENT OF FEES AND EXPENSES.

          The Company shall have paid on or before the Closing Date all fees and disbursements required to be paid pursuant to Section 15 and pursuant to the separate commitment letters between you, the Other Purchasers and the Company.

     4.9. FLEET CREDIT AGREEMENT.

          (a) FLEET CREDIT AGREEMENT. Dawson and the other parties thereto shall have entered into the Fleet Credit Agreement, which agreement, and all documents and instruments executed and delivered in connection therewith, shall be in form and substance satisfactory to you. The Company shall deliver to you a copy of a fully executed counterpart of the Fleet Credit Agreement, certified as true and correct by an officer of Dawson. Pursuant to the Fleet Credit Agreement, the Company and the Subsidiary Guarantors shall have received proceeds in an amount which is sufficient, together with the proceeds of the Notes, to repay the Vendor Receivables and make the other payments to be made at the Closing, from borrowings under the Fleet Credit Agreement.

          (b) NO DEFAULTS; SATISFACTION OF CONDITIONS PRECEDENT. No event shall have occurred and no condition shall exist that shall prohibit the Company and the Subsidiary Guarantors from borrowing under the Fleet Credit Agreement and all conditions precedent to closing specified in the Fleet Credit Agreement shall have been satisfied on or prior to the Closing Date and you shall have received such evidence of the satisfaction of such conditions precedent as you shall deem appropriate.

     4.10. CHANGES IN CORPORATE STRUCTURE.

          Except as specified in Schedule 4.10, neither the Company nor any Subsidiary shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
4.11.    SUBSIDIARY GUARANTY.

          Dawson and all other Domestic Subsidiaries shall have executed and delivered to you and the Other Purchasers a guaranty (as amended from time to time, each a "SUBSIDIARY GUARANTY," and collectively, the "SUBSIDIARY GUARANTIES"), substantially in the form of Exhibit 4.11, guarantying the obligations and indebtedness of the Company under this Agreement, the Notes and the other Financing Documents. 4.12. EVIDENCE OF PERFECTION AND PRIORITY OF LIENS.

          You or the Agent on your behalf shall have received for filing any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in form satisfactory to you that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

     4.13. NO LABOR DISPUTES.

          You shall have received assurances satisfactory to you that there are no threats of strikes or work stoppages by any employees, or organization of employees, of the Company or any Subsidiary which you reasonably determine may have a Material Adverse Effect.

     4.14. COMPLIANCE WITH LAWS AND OTHER AGREEMENTS.

          You shall have determined or received assurances satisfactory to you that none of the Financing Documents or any of the transactions contemplated thereby violate any Applicable Law, court order or agreement binding upon any Obligor.

     4.15. NO MATERIAL ADVERSE CHANGE.

          No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since September 30, 2000.

     4.16. OTHER FINANCING DOCUMENTS.

          (a) RICHARD ROWE PLEDGE AGREEMENT. Richard Rowe shall have executed and delivered to the Agent with copies to you and the Other Purchasers the Richard Rowe Pledge Agreement pledging all shares of stock and warrants legally or beneficially owned by him in RoweCom Inc. together with Irrevocable Stock Powers and Irrevocable Warrant Powers fully executed in blank.

          (b) PLEDGE AGREEMENTS. The Company shall have delivered to the Agent with copies to you and the Other Purchasers executed copies of the Pledge Agreements.

          (c) SECURITY AGREEMENTS. The Company shall have delivered to the Agent with copies to you and the Other Purchasers executed copies of (i) a Security Agreement dated the date hereof between the Company and the Agent, and (ii) a Security Agreement dated the date hereof among the Subsidiary Guarantors and the Agent.

          (d) INTELLECTUAL PROPERTY SECURITY AGREEMENT. The Company shall have executed and delivered to the Agent with copies to you and the Other Purchasers the Intellectual Property Security Agreement dated the date hereof by and among the Company, the Subsidiary Guarantors and the Agent.

          (e) COLLATERAL AGENCY AGREEMENT. The Company shall have executed and delivered to the Agent with copies to you and the Other Purchasers a Collateral Agency Agreement dated the date hereof among the Company, the Subsidiary Guarantors, the Agent, you and the Other Purchasers.

          (f) SUBORDINATION AGREEMENTS. The Company shall have executed and delivered to you and the Other Purchasers the Subordination Agreements.

          (g) GUARANTOR SECURITY DOCUMENTS. The Subsidiary Guarantors shall have executed and delivered to you and the Other Purchasers the Guarantor Security Documents.

          (h) . The Company shall have executed and delivered to you and the Other Purchasers a fully executed Intercreditor Agreement.

     4.17. PROCEEDINGS SATISFACTORY.

          All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to you that:

     5.1. ORGANIZATION; POWER AND AUTHORITY.

          Each of the Company and the Subsidiary Guarantors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary Guarantors has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

     5.2. AUTHORIZATION, ETC.

          This Agreement, the Other Agreements, the Notes and each of the other Financing Documents have been duly authorized by all necessary corporate action on the part of the Company and the Subsidiary Guarantors party thereto, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each of the other Financing Documents when delivered will be a legal, valid and binding obligation of each of the Company and its Subsidiary Guarantors thereto enforceable against them in accordance with the respective terms of such Financing Documents except as such enforceability may be limited by (I) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (II) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and each of the other Financing Documents when delivered will be a legal, valid and binding obligation of each of the Company and its Subsidiary Guarantors thereto enforceable against them in accordance with the respective terms of such Financing Documents.

     5.3. FULL DISCLOSURE.

          The financial statements referred to in Section 5.5 hereof do not contain any untrue statement of a material fact and neither this Agreement nor any other written statement contains or omits any material fact necessary to make the statements contained herein or therein not materially misleading. There is no fact or circumstances in existence on the Closing Date which the Company has failed to disclose to you and the Other Purchasers in writing that may reasonably be expected to have a Material Adverse Effect. The Collateral Certificates and the information contained therein are true and correct as of the Closing Date.

     5.4. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES.

          (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

     5.5. FINANCIAL STATEMENTS; DEBT; PROJECTIONS; FISCAL YEAR.

          (a) FINANCIAL STATEMENTS. The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed on
     Schedule 5.5(a). All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its

     Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

          (b) DEBT. Schedule 5.5(b) lists all Debt for Money Borrowed of the Company and the Subsidiary Guarantors as of the Closing Date, after giving effect to the transactions contemplated by the Financing Documents and the Fleet Credit Agreement, and provides the following information with respect to each item of such Debt: the obligor, each guarantor thereof and each other Person similarly liable in respect thereof, the holder thereof, the outstanding amount, the current portion of the outstanding amount, the final maturity, required sinking fund payments, and a description of the collateral securing such Debt.

          (c) PROJECTIONS. The Company has delivered to you projected financial statements of the Company and its Subsidiaries described on Schedule 5.5(c) (collectively, the "PROJECTIONS"). The assumptions used in preparation of the Projections were reasonable when made and continue to be reasonable. Such Projections have been prepared by the executive and financial personnel of the Company in light of the business of the Company. Such Projections have been prepared in good faith, have a reasonable basis and represent the good faith opinion of the Company as to the projected results of the operations of the Company and its Subsidiaries. No material facts have occurred since the preparation of the Projections that would cause the Projections, taken as a whole, not to be reasonably attainable, (it being acknowledged the Projections are not a guaranty of future performance) and the Company and its Subsidiaries do not have, on the Closing Date, any material obligations (whether accrued, matured, absolute, actual, contingent or otherwise) that are not reflected in the Projections.

          (d) FISCAL YEAR. The fiscal year of the Company ends on the last day of December in each year.

     5.6. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

          The execution, delivery and performance by the Obligors of this Agreement, the Financing Documents and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective Properties may be bound or affected unless permitted by the Financing Documents, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any Applicable Law and the Company and each Subsidiary has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to it. No Inventory of the Company or any Subsidiary has been produced in violation of the Fair Labor Standards Act (29 U.S.C. 201 et M.), as amended.

     5.7. GOVERNMENTAL AUTHORIZATIONS, ETC.

          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company and the Subsidiary Guarantors of this Agreement, the Notes or any of the Financing Documents.

     5.8. LITIGATION; OBSERVANCE OF STATUTES AND ORDERS.

          (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Obligors or any of the Company's Subsidiaries or any Property of the Obligors or the Company's Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (b) None of the Obligors or any of the Company's Subsidiaries are in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, WHICH default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     5.9. TAXES.

          The FEIN of each of the Company and the Subsidiary Guarantors is as shown on Schedule 5.9 hereto. Each Obligor and the Company's Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of the Company and each Subsidiary are adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

     5.10. TITLE TO PROPERTY; PRIORITY OF LIENS.

          The Company and each Subsidiary has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its personal Property, including all Property reflected in the financial statements referred to in Section 5.5, in each case free and clear of all Liens except Permitted Liens. The Company has paid or discharged, and has caused each Subsidiary to pay and discharge, all lawful claims which, if unpaid, might become a Lien against any Properties of the Company or such Subsidiary that is not a Permitted Lien. The Liens granted to Agent pursuant to this Agreement and the other Financing Documents are Liens with priority only subject to those granted in favor of the holders of Fleet Debt in the manner described in the Intercreditor Agreement and subject only to those other Permitted Liens which are expressly permitted by the terms of this Agreement or the Intercreditor Agreement to have priority over the Liens of Agent.

     5.11. CORPORATE NAMES.

          Neither the Company nor any Subsidiary has been known as or used any corporate, fictitious or trade names except those listed on Schedule
5.11 hereto. Except as set forth on Schedule 5.11, neither the Company nor any Subsidiary has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

     5.12. BUSINESS LOCATIONS; AGENT FOR SERVICE OF PROCESS.

          As of the Closing Date, the chief executive office and other places of business of the Company and each Subsidiary Guarantor are as listed on
Schedule 5.12 hereto. During the one-year period preceding the Closing Date, neither the Company nor any Subsidiary Guarantor has had an office, place of business or agent for service of process other than as listed on

Schedule 5.12. Except as shown on Schedule 5.12, on the Closing Date, no Inventory of the Company or any Subsidiary Guarantor is stored with a bailee, warehouseman or similar Person, nor is any Inventory of the Company or any Subsidiary Guarantor consigned to any Person. As of the Closing Date, the Persons listed on Schedule 5.12 have consigned Inventory to the Company in the amounts referenced therein and at Agent's request, the Company shall certify to the Agent from time to time on the next Compliance Certificate that is to be delivered to the Agent by the Company under this Agreement after any such request, the amount, type and name of the owner of any consigned Inventory.
5.13. SOLVENT FINANCIAL CONDITION.

          Each of the Company and its Subsidiaries, after giving effect to the issuance of the Notes and the consummation of the other transactions described in the Financing Documents, is Solvent.

     5.14. SURETY OBLIGATIONS.

          Except as set forth on Schedule 5.12 hereto, on the Closing
Date, neither the Company nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

     5.15. BROKERS.

          To the best of the Company's knowledge, there are no claims against it for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Financing Documents.

     5.16. INTELLECTUAL PROPERTY.

          The Company and its Subsidiaries each owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others; there is no objection to, or pending (or, to the Company's knowledge, threatened) Intellectual Property Claim which could reasonably be expected to have a Material Adverse Effect, and the Company is not aware of any grounds for challenge or objection thereto; and, except as may be disclosed on Schedule 5.16, neither the Company nor any Subsidiary pays any royalty or other compensation to any Person for the right to use any Intellectual Property. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Schedule 5.16, to the extent they are registered under any Applicable Law or are otherwise material to the Company's or any Subsidiary's business.

     5.17. GOVERNMENTAL APPROVALS.

          Each of the Company and its Subsidiaries has, and is in good standing with respect to, Governmental Approval necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

     5.18. RESTRICTIONS.

          Neither the Company nor any Subsidiary is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party or subject to any Restrictive Agreements (including, without limitation, any agreement or contract that restricts its right or ability to issue capital stock or rights with respect thereto), except as set forth on Schedule 5.18, none of which prohibit the execution or delivery of any of the Financing Documents by any Obligor or the performance by any Obligor of its obligations under any of the Financing Documents to which it is a party, in accordance with the terms of such Financing Documents.

     5.19. NO DEFAULTS.

          No event has occurred and no condition exists which would, upon or after the execution and delivery of the Financing Document or the Obligors' performance hereunder, constitute a Default or an Event of Default. Neither the Company nor any Subsidiary is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt to any Person for Money Borrowed.

     5.20. LEASES.

          Schedule 5.20 is a complete listing of (a) all Material capitalized leases of the Company and its Subsidiaries and (b) all material operating leases of the Company and the Subsidiary Guarantors on the Closing Date. Each of the Company and its Subsidiaries is in substantial compliance with all of the terms of each of its respective capitalized and operating leases and there is no basis upon which the lessors under any such leases could terminate same or declare the Company or any of the Subsidiaries in default thereunder.

     5.21. PENSION PLANS.

          Except as disclosed on Schedule 5.21, neither the Company nor any Subsidiary has any Plan on the Closing Date. The Company and each of the Subsidiaries is in substantial compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a material adverse change in the financial condition of the Company or any Subsidiary exists in connection with any Plan. Except as disclosed on Schedule 5.21, neither the Company nor any of the Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

     5.22. TRADE RELATIONS.

          There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Company or any of its Subsidiaries and, to the best of their knowledge, any customer or any group of customers, whose purchases individually or in the aggregate are material to the business of the Company or such Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely the Company or any Subsidiary or prevent the Company or any Subsidiary from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

     5.23. LABOR RELATIONS.

          Except as described on Schedule 5.23, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no Material grievances, disputes or controversies with any union or any other organization of the Company's or any Subsidiary's employees, or, to the Company's knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

     5.24. NOT A REGULATED ENTITY.

          Neither the Company nor any Subsidiary Guarantor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; (b) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

     5.25. MARGIN STOCK; APPLICATION OF PROCEEDS.

          Neither the Company nor any Subsidiary Guarantor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. The Company and its Subsidiaries shall apply the proceeds from the sale of the Notes as specified on Schedule 5.25.

     5.26. EQUIPMENT.

          The Equipment of the Company and the Subsidiary Guarantors is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment of the Company and the Subsidiary Guarantors shall be maintained and preserved, reasonable wear and tear excepted. Neither the Company nor any Subsidiary Guarantor will permit any of its Equipment to become affixed to any real Property leased to such Subsidiary Guarantor so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and no such Subsidiary Guarantor will permit any of its Equipment to become an accession to any personal Property other than Equipment that is subject to Liens in favor of you and the other Purchasers and other Permitted Liens.

     5.27. FLEET CREDIT DOCUMENTS.

          The Company has provided to you true, correct and complete copies of the Fleet Credit Agreement and each of the other agreements and instruments executed in connection therewith (collectively, the "FLEET CREDIT DOCUMENTS"), and there is no agreement or understanding between or among the Company and the other parties to the Fleet Credit Documents except as set forth in the Fleet Credit Documents.

6. REPRESENTATIONS OF THE PURCHASER.

          You represent to the Company that you are purchasing the Notes for your own account or for an account of one or more Affiliate or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, PROVIDED that the disposition of such Property shall at all times be within your control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

7. GENERAL COVENANTS

          Each of the Company and the Subsidiary Guarantors covenant that on and after the Closing Date and so long as any of the Obligations shall be outstanding:

     7.1. VISITS AND INSPECTIONS.

          The Company shall permit your representatives and representatives of the Other Purchasers, from time to time, as often as may be reasonably requested, to (a) visit and inspect the Properties of the Company and its Subsidiaries, (b) inspect, audit and make extracts from its or their books and records, (c) discuss on a monthly basis or more frequently as herein described, with its or their officers, employees and independent accountants, the Company and its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations, (d) conduct field audits and (e) conduct weekly inspections of the Company and its Subsidiaries to verify the amount and proper application of proceeds from accounts receivable, the status of all accounts payable, the amount of cash or other liquidity available to the Company and the conformity of findings to the Company and its Subsidiaries' Projections. Expenses incurred by the holders of the Notes in connection with this Section shall be paid by the Company in accordance with Section 15.1.

     7.2. NOTICES.

          The Company shall promptly notify each holder of Notes in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Financing Documents inaccurate, incomplete or misleading.

     7.3. FINANCIAL AND OTHER INFORMATION.

          The Company shall:

          (a) keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to each holder of Notes the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless the Company's certified public accountants concur in any change therein and such change is disclosed to each holder of Notes and is consistent with GAAP);

          (b) deliver not later than ninety (90) days after the close of each Fiscal Year (beginning with Fiscal Year ended December 31, 2000), unqualified audited financial statements of the Company and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by the Company but acceptable to Required Holders (except for a qualification for a change in accounting principles with which the accountant concurs and a going concern qualification as to the Company);

          (c) deliver not later than forty-five (45) days after the end of each Fiscal Quarterly accounting period, including the last quarter of the Company's Fiscal Year and beginning with the Company's Fiscal Quarter ended December 31, 2000, unaudited interim financial statements of the Company and its Subsidiaries as of the end of such quarter and of the portion of the Company's financial year then elapsed, on a Consolidated and consolidating basis, certified by the Chief Financial Officer of the Company as prepared in accordance with GAAP and fairly presenting the financial position and results of operations of the Company and its Subsidiaries for such quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

          (d) deliver not later than twenty (20) days after the end of each month hereafter, including the last month of the Company's Fiscal Year and beginning with the Company's fiscal month ended January 31, 2001, unaudited interim financial statements and cash budgets in form satisfactory to the Required Holders, of each of the Company and its Subsidiaries as of the end of such month and of the portion of the Company's financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of the Company as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of the Company and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

          (e) deliver promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Company or Dawson has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which the Company and its Subsidiaries files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange;

          (f) promptly after the filing thereof, deliver copies of any annual report to be filed with ERISA in connection with each Plan;

          (g) promptly after the sending to any holder of Notes, deliver any statement, report or certificate of the Company or any Subsidiary, including without limitation any previously furnished to any holder of Debt, copies of such statement, report or certificate to the extent that the information contained in such statement, report or certificate has not already been delivered to each holder of Notes;

          (h) promptly after the execution thereof, deliver copies of all amendments, waivers and modifications to the Fleet Credit Agreement or any Acceptable Credit Facility;

          (i) on or before the 10th day of each calendar month, the Company shall provide a report to each holder of Notes with respect to its efforts to raise additional equity or Debt financing;

          (j) promptly after (and in any event within 3 Business Days of) becoming aware (A) of the existence of any condition or event which constitutes a Default or an Event of Default, or (B) that the holder of any Note, or of any Debt, shall have given notice or taken any other action with respect to a claimed Default, Event of Default, or default or event of default, a notice specifying the nature of the claimed Default, Event of Default, or default or event of default and the notice given or action taken (if any) by such holder and what action the Company is taking or proposes to take with respect thereto; and

          (k) deliver such other data and information (financial and otherwise) as any holder of Notes, from time to time, may reasonably request, bearing upon or related to the Collateral or the Company, Subsidiary Guarantors and each of their Subsidiaries' financial condition or results of operations;

          Concurrently with the delivery of the financial statements described in this Section 7.3(b), the Company and Subsidiary Guarantors shall forward to each holder of Notes a copy of the accountants' letter to the Company's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to each holder of Notes a certificate of the aforesaid certified public accountants certifying to each such holder of Notes that based upon their examination of the financial statements of the Company and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to each holder of

Notes, that they are aware that each such holder of Notes is relying on such financial statements in making its decisions with respect to the Notes. Concurrently with the delivery of the financial statements described in clauses
(b), (c) and (d) of this Section 7.3, or more frequently if requested by any holder of Notes, the Company shall cause to be prepared and furnished to each holder of Notes a Compliance Certificate executed by the Chief Financial Officer of the Company.

     7.4. LANDLORD AND STORAGE AGREEMENTS.

          The Company shall provide each holder of Notes with copies of all agreements between the Company or any of its Subsidiary Guarantors and any landlord or warehouseman which owns any premises at which any Inventory of the Company or any Subsidiary Guarantor may, from time to time, be kept. 7.5. PROJECTIONS.

          The Company shall, (a) no later than 30 days prior to the end of each Fiscal Year of the Company, deliver to each holder of Notes the Projections of the Company and its Subsidiaries for the forthcoming Fiscal Year, and (b) deliver to each holder of Notes on or before the 15th day of each month, the updated Projections of the Company for the current Fiscal Year which take account of the results of the preceding month and senior management's current view of the prospects of the Company.

     7.6. TAXES.

          The Company shall pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

     7.7. COMPLIANCE WITH LAWS.

          The Company shall comply with all Applicable Law, including ERISA, all Environmental Laws, OSHA, FLSA and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of the Company or any Subsidiary Guarantor, the Company shall, or shall cause the applicable Subsidiary Guarantor to, act promptly and diligently to investigate and report to each holder of Notes and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release all in accordance with applicable Environmental Laws.

     7.8. INSURANCE.

          In addition to the insurance required pursuant to the Financing Documents with respect to the Collateral, each of the Company and Subsidiary Guarantors shall maintain with financially sound and reputable insurers, (a) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business of the Company or any Subsidiary Guarantor, as the case may be and (b) business interruption insurance in an amount not less than $13,860,886.

     7.9. INTELLECTUAL PROPERTY.

          The Company shall, promptly after applying for or otherwise acquiring any Intellectual Property, deliver to each holder of Notes (or the Agent for their benefit), in form and substance acceptable to the Required Holders and in recordable form, all documents necessary for the holders of Notes to perfect their Lien on such Intellectual Property.

     7.10. PLEDGED SHARES.

          The Company shall pledge to the Agent, for the benefit of itself and each holder of Notes from time to time, a security interest in 100% of the Equity Interests of each Subsidiary Guarantor.

     7.11. PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

          The Company will punctually pay, or cause to be paid, the principal of, and interest on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company as provided on Annex 1 hereto where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company notifies the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     7.12. INTENTIONALLY OMITTED.

     7.13. DOMESTIC SUBSIDIARY GUARANTIES.

          The Company will cause each Person that becomes a Domestic Subsidiary at any time after the Closing Date to execute and deliver to the holders of Notes, within 15 days of such Person becoming a Domestic Subsidiary, a Subsidiary Guaranty in respect of the Notes, substantially in the form of
Exhibit 4.11 to this Agreement. At the time each such Domestic Subsidiary executes such Subsidiary Guaranty, the Company shall cause such Domestic Subsidiary to deliver to each holder of Notes a certificate of the secretary or assistant secretary of such Domestic Subsidiary attaching and certifying as true, complete and accurate copies of the constitutive documents of such Domestic Subsidiary and corporate resolutions (or equivalent) authorizing such transaction, in each case certified as true and correct by an appropriate officer of such Domestic Subsidiary.

     7.14. ORDER PROCESSING.

          (a) Within 5 Business Days of the Closing Date, the Company and the Subsidiary Guarantors shall process all orders with you and the Other Purchasers that the Company and the Subsidiary Guarantors have received from its customers through the Closing Date with respect to products sold by you and the Other Purchasers.

          (b) The Company will, and will cause each Subsidiary to, place and process orders with you and the Other Purchasers immediately upon, and in no case later than 5 Business Days of, receipt of orders or order requests from the Company's or its Subsidiary's customers to the Company or any Subsidiary for products sold by you and the Other Purchasers.

     7.15. COMMITMENT LETTER.

          On or before August 31, 2001, the Company shall deliver to each holder of Notes a copy of a fully executed commitment letter evidencing the commitment by a financing institution or investors to commit not less than $9,000,000 in borrowings or as an investment, as the case may be, in the Company on or before September 15, 2001, such commitment letter to be on terms and conditions and from investors reasonably acceptable to the Required Holders.

     7.16. FAXON ASSIGNMENT OF CLAIMS.

          The Company shall cause The Faxon Company, Inc. to deliver a Federal Assignment of Claims in the form attached hereto as Exhibit 7.18 executed by The Faxon Company, Inc.

     7.17. FLEET'S RELEASE OF LIENS.

          Upon the satisfaction in full of the senior obligations under the Fleet Credit Agreement, the Company will, and will cause each of its direct and indirect Subsidiaries to, promptly obtain from the holders of Fleet Debt who have a security interest in any Collateral (a) releases and termination statements affecting such Collateral and (b) any stock certificates evidencing equity interests in such Subsidiaries being held by the holders of Fleet Debt which shall then be promptly turned over to the Agent.

8. PAYMENTS

     8.1. INTEREST PAYMENTS.

          Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue on the unpaid principal balance of each of the Notes from time to time outstanding from and including the date of such Note at a rate per annum equal to the Floating Rate, payable on the Maturity Date and, to the extent permitted by law in respect of any Note, on any overdue payment of principal and any overdue payment of interest, payable on demand, at a rate per annum equal to the lesser of:

          (a) the Maximum Legal Rate of Interest; and

          (b) the Floating Rate plus two percent (2%) per annum (the "DEFAULT RATE").

     All overdue payments shall compound interest on a monthly basis at the rate set forth above.

     8.2. PRINCIPAL PAYMENTS.

          (a) OPTIONAL PRINCIPAL PAYMENTS. The Company may pay the principal amount of the Notes in whole or in part, at any time without premium or penalty, in a minimum aggregate principal amount of $50,000 (or, if the aggregate outstanding principal amount of the Notes is less than $50,000 at such time, then such principal amount) and in multiples of $10,000, together with interest on such principal amount then being paid accrued to the payment date.

          (b) REQUIRED PRINCIPAL PAYMENTS. The Company shall be required to prepay the principal amount of Notes in the amounts and in the manner as described pursuant to Section 9.3(j), Section 9.3(k), Section 9.9(d) and
     Section 9.10 together with interest on such principal amount then being paid accrued to the payment date.

          (c) NOTICE OF PAYMENT. The Company will give notice of any payment of the Notes pursuant to this Section 8.2 to each holder of Notes not less than five (5) days nor more than twenty (20) days before the specified payment date, stating:

              (i) the specified payment date;

              (ii) that such payment is to be made pursuant to this Section 8.2 and the explanation of which clause (a) or (b) is relevant;

              (iii) the principal amount of each Note to be paid on such date;
          and

              (iv) the interest to be paid on each such Note, accrued to the specified payment date.

          Notice of payment having been so given to each holder of Notes, the aggregate principal amount of the Notes to be paid stated in such notice, and interest thereon accrued to the specified payment date, shall become due and payable on the specified payment date.

     8.3. PAYMENTS AMONG NOTEHOLDERS.

          If at the time any payment of the principal of the Notes made pursuant to Section 8.2 is made and there is more than one Note outstanding, the aggregate principal amount of each such required or optional partial payment of the Notes shall be allocated among the Notes at the time outstanding pro rata in proportion to the respective unpaid principal amounts of all such outstanding Notes.

     8.4. NOTATION OF NOTES ON PAYMENT.

          Upon any partial payment of a Note, the holder of such Note may (but shall not be required to), at its option:

          (a) surrender such Note to the Company pursuant to Section 13.2 in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note;

          (b) make such Note available to the Company for notation thereon of the portion of the principal so paid; or

          (c) mark such Note with a notation thereon of the portion of the principal so paid.

          In case the entire principal amount of any Note is paid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the paid principal amount of any Note.

     8.5. NO OTHER PAYMENTS OF PRINCIPAL; ACQUISITION OF NOTES.

          Except for payments of principal made in accordance with this
Section 8, the Company may not make any payment of principal in respect of the Notes. The Company will not, and will not permit any Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes.

9. NEGATIVE COVENANTS

          The Company covenants that on and after the Closing Date and so long as any of the Obligations shall be outstanding:

     9.1. MERGERS; CONSOLIDATIONS; ACQUISITIONS.

          The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with any Person; nor acquire, nor permit any of the Company's Subsidiaries to acquire, all or any substantial part of the Properties of any Person.

     9.2. LOANS.

          The Company shall not, and shall not permit any Subsidiary to, make any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person.

     9.3. DEBT.

          The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, guarantee or suffer to exist any Debt, except:

          (a) the Notes;

          (b) Fleet Debt existing on the Closing Date and Fleet Debt existing pursuant to an Acceptable Credit Facility;

          (c) Permitted Subordinated Debt;

          (d) Accounts payable to trade creditors and current operating expenses (other than for Money Borrowed or Accounts payable to you and the Other Purchasers) which are not aged more than 120 days from billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being Properly Contested; and the Company or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Company or such Subsidiary and its independent accountants;

          (e) Obligations to pay Rentals permitted by Section 9.13;

          (f) Permitted Purchase Money Debt;

          (g) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

          (h) Debt that is not included in any of the preceding paragraphs of this Section 9.3, is not secured by a Lien (unless such Lien is a Permitted
     Lien) and does not exceed at any time, in the aggregate, the sum of $100,000 as to the Company and all of the Subsidiary Guarantors;

          (i) Loans permitted by Section 9.2;

          (j) Debt incurred, the net cash proceeds of which are used to pay the Montrose Debenture so long as any excess net cash proceeds are applied as provided in clause (k) of this Section 9.3;

          (k) Additional unsecured Debt, so long as (i) no Default or Event of Default has occurred and is continuing at the time of the incurrence thereof, and (ii) (A) if such Debt is incurred prior to the full indefeasible payment of the Fleet Debt, but in no event later than May 31, 2001, such Debt is subordinated to the Obligations on terms reasonably satisfactory to the Required Holders and the aggregate amount of all cash proceeds generated from any and all such incurrences of additional Debt shall be, in any event, applied as a Debt Prepayment Application on May 31, 2001, or (B) if such Debt is incurred after the full indefeasible payment of the Fleet Debt, the amount of all cash proceeds generated from the incurrence of such additional Debt is applied contemporaneously to a Debt Prepayment Application; and

          (l) (i) Debt of a Foreign Subsidiary existing on the Closing Date or incurred pursuant to a credit facility existing on the Closing Date (in the case of any such credit facility, as such facility is in effect on the Closing Date and without giving effect to any amendment thereto unless such amended facility, if treated as a refinancing or replacement of the pre-amendment facility, would be permitted by the following clause (ii), and (ii) refinancings or replacements of any such Debt or credit facility, PROVIDED, with respect to each such refinancing or replacement, that the maximum aggregate principal amount thereof does not exceed the maximum principal amount of the refinanced or replaced Debt or facility, is used for similar business purposes, and is not subject to restrictions on Upstream Payments that are materially more restrictive than those to which the refinanced or replaced Debt or facility was subject.

     9.4. AFFILIATE TRANSACTIONS.

          Except as set forth on Schedule 9.4 or as permitted by Section
9.9, the Company shall not, and shall not permit any Subsidiary to, enter into, or be a party to, any transaction with any Affiliate of the Company or any of its Subsidiaries or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to each holder of Notes and are no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of the Company or such Subsidiary.

     9.5. LIENS.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, "PERMITTED LIENS"):

          (a) Liens at any time granted in favor of Agent;

          (b) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested, but only if permitted (i) pursuant to the Fleet Credit Agreement, or (ii) after the Fleet Debt is paid, in the Required Holders' judgment such Lien does not adversely affect the rights or the priority of the holders of Notes in the Collateral;

          (c) Liens arising in the ordinary course of the Company's or Subsidiary Guarantor's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of the Company or such Subsidiary Guarantor or materially impair the use thereof in the operation of the Company's or such Subsidiary Guarantor's business;

          (d) Purchase Money Liens securing Permitted Purchase Money Debt;

          (e) Liens arising from the incurrence of additional Debt permitted by
     Section 9.3(j) so long as such Liens are junior in right to the Liens granted to the Agent pursuant to the Financing Documents;

          (f) such other Liens as appear on Schedule 9.5 hereto;

          (g) Liens in favor of the holders of Fleet Debt as provided for under the Fleet Credit Documents; and

          (h) such other Liens as the Required Holders in their sole discretion may hereafter approve in writing.

     9.6. SUBORDINATED DEBT.

          The Company shall not, and shall not permit any Subsidiary to, make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except as provided in the Subordination Agreement relative to the Montrose Debenture.

     9.7. DISTRIBUTIONS.

          The Company shall not, and shall not permit any Subsidiary to, declare or make any Distributions, except for Upstream Payments.

     9.8. CAPITAL EXPENDITURES.

          The Company shall not, and shall not permit any Subsidiary to, make Capital Expenditures (including expenditures by way of Capital Leases) which in the aggregate, as to the Company and Subsidiary, exceed $100,000 during the period from the Closing Date through the Maturity Date.

     9.9. DISPOSITION OF ASSETS.

          The Company shall not, and shall not permit any Subsidiary to, sell, Transfer, lease or otherwise dispose of any of its or their respective Properties, including any disposition of Property as part of a Sale-and-Leaseback Transaction, to or in favor of any Person, except:

          (a) sales of Inventory of the Company or any Subsidiary in the ordinary course of business so long as no Event of Default exists hereunder;

          (b) a Transfer of Property to the Company by a Subsidiary;

          (c) a Transfer of Property from a Foreign Subsidiary to another Foreign Subsidiary; and

          (d) sales, Transfers, leases or other disposition of Property for which cash proceeds are generated so long as after giving effect to such sale, Transfer, lease or other disposition, (i) no Default or Event of Default shall exist and (ii) the entire Net Proceeds Amount above $500,000 received is applied promptly, and in any event within 10 Business Days of receipt of such Net Proceeds Amount, (A) if such Net Proceeds Amount is received prior to the full indefeasible payment of the Fleet Debt, but in no event later than May 31, 2001, to prepayment of the Fleet Debt, provided however, that an amount equal to the total of all Net Proceeds Amounts received prior to May 31, 2001 shall be, in any event, applied as a Debt Prepayment Application on May 31, 2001, or (B) if such Net Proceeds Amount is received after the full indefeasible payment of the Fleet Debt, to a Debt Prepayment Application.

     9.10. LIMITATION ON ISSUANCE OF STOCK.

          The Company will not permit any of the Company's Subsidiaries, directly or indirectly, to issue any shares of its Capital Stock, Equity Interests or other securities (or warrants, rights or options to acquire shares or other equity securities); provided, that so long as no Default or Event of Default shall exist, the Company or any Subsidiary may issue shares of its Capital Stock or other Equity Interests (a) upon exercise of the Company's currently outstanding Class A Common Stock Purchase Warrants so long as the Net Proceeds Amount is used to pay the remaining balance under the Montrose Debenture and any remaining Net Proceeds Amount thereof is used as provided in clause (b) of this Section 9.10; and (b) so long as the Net Proceeds Amount received in connection with such issuance is applied contemporaneously, (i) if such Net Proceeds Amount is received prior to the full indefeasible payment of the Fleet Debt but in no event later than May 31, 2001, to prepayment of the Fleet Debt, provided however, that an amount equal to the total of all Net Proceeds Amounts received prior to May 31, 2001 shall be, in any event, applied as a Debt Prepayment Application on May 31, 2001, or (ii) if such Net Proceeds Amount is received after the full indefeasible payment of the Fleet Debt, as a Debt Prepayment Application.

     9.11. BILL AND HOLD SALES, ETC.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, on or after the Closing Date, make any sale to any customer on a bill and hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

     9.12. RESTRICTED INVESTMENTS.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, make or have any Restricted Investment.

     9.13. LEASES.

          The Company shall not, and shall not permit any Subsidiary to, become a lessee under any operating lease (other than a lease under which the Company or any Subsidiary is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which the Company or any Subsidiary is then lessee would exceed $50,000. 9.14. TAX CONSOLIDATION.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, file or consent to the filing of any consolidated income tax return with any Person other than the Company or a Subsidiary.

     9.15. BANK ACCOUNTS.

          The Company shall not permit any Subsidiary to create or maintain an account for collecting or holding cash or cash equivalents with any Person, unless such account (a) is permitted by the Required Holders or (b) owned by CSS and at all times has cash or cash equivalents of a value less than $250,000. All such accounts of the Company's Subsidiaries are listed on Schedule 9.15 hereto and are hereby permitted.

     9.16. UPSTREAM PAYMENTS.

          The Company shall not, and shall not permit any Subsidiary to, create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions
(a) pursuant to the Financing Documents and the Fleet Credit Documents; (b) existing under Applicable Law; or (c) existing pursuant to documents relating to Debt permitted by Section 9.3(l) hereof.

     9.17. ACCOUNTING CHANGES.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

     9.18. ORGANIZATION DOCUMENTS.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the Closing Date, except for changes that do not affect in any way the Company's or such Subsidiary Guarantor's rights and obligations to enter into and perform the Financing Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect. 9.19. RESTRICTIVE AGREEMENTS.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, enter into or become party to any Restrictive Agreement other than those disclosed in Schedule 5.18 hereto or permitted by the Fleet Credit Documents, provided that none of such disclosed agreements shall be amended without prior notice to and the consent of the Required Holders.

     9.20. LIMITATION ON SIDE AGREEMENTS.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, enter into any amendments, waivers or other agreements with you and the Other Purchasers relating to the subject matter of the Financing Documents (other than as provided in Section 17 of this Agreement).

     9.21. CONDUCT OF BUSINESS.

          The Company shall not, and shall not permit any Subsidiary Guarantor to, engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

10. FINANCIAL COVENANTS.

         The Company covenants that on and after the Closing Date and so long as any of the Obligations shall be outstanding:

     10.1. MINIMUM EBITDA OF THE COMPANY.

          The Company will not permit EBITDA of the Company and CSS, collectively, to be less than (or greater than in the case of a loss) the amounts specified below during the following periods:

          (a) $(1,200,000) for the month ending January 31, 2001;

          (b) $(2,489,000) for the two-month period ending February 28, 2001;

          (c) $(3,689,000) for the three-month period ending March 31, 2001;

          (d) $(4,934,000) for the four-month period ending April 30, 2001; and

          (e) $(6,134,000) for the five-month period ending May 31, 2001.

          10.2. MINIMUM EBITDA OF DAWSON.

          The Company will not permit EBITDA of Dawson and its Subsidiaries to be less than (or greater than in the case of a loss) the amounts specified below during the following periods:

          (a) $3,366,000 for the month ending January 31, 2001;

          (b) $(2,638,000) for the two-month period ending February 28, 2001;

          (c) $(2,283,000) for the three-month period ending March 31, 2001;

          (d) $(1,646,000) for the four-month period ending April 30, 2001; and

          (e) $(841,000) for the five-month period ending May 31, 2001.

          10.3. MAXIMUM OPERATING EXPENSES.

          The Company and its Subsidiaries will not permit the Consolidated operating expenses of the Company and its Subsidiaries (as determined in accordance with GAAP) for any period of three (3) consecutive calendar months ending on any date described in the table set forth below to exceed the amount set forth opposite such period in such table:

                           PERIOD               AMOUNT

                  June 30, 2001                 $11,000,000
                  July 31, 2001                 Maximum Operating
                                                Expense Amount
                  August 31, 2001               Maximum Operating
                  Expense Amount

11. EVENTS OF DEFAULT

          An "EVENT OF DEFAULT" exists at any time if any of the following occurs and is continuing thereafter for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (a) PAYMENTS ON NOTES. The Company fails to make any payment of principal, interest or any other amount on any Note on or before the date such payment is due (whether due at stated maturity, on demand, upon acceleration or otherwise); or

          (b) PAYMENT OF OBLIGATIONS. Any Obligor fails to make any payment of any Obligation on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); or

          (c) OTHER DEFAULTS.

              (i) COVENANT DEFAULTS - the Company or any Subsidiary Guarantor fails to comply with any provision of Section 7, Section 9 or Section 10; or

              (ii) OTHER DEFAULTS - any Obligor fails to comply with any other provision hereof or of any other Financing Document, and such failure continues for more than 15 days after the sooner to occur of Obligor's receipt of notice of such breach from Required Holders or the date on which such failure or neglect first became known to any officer of the Company or such Subsidiary Guarantor or Richard Rowe, as the case may be; or

          (d) WARRANTIES OR REPRESENTATIONS. Any warranty, representation or other written statement by or on behalf of any Obligor contained in any Financing Document, in any written amendment, supplement, modification or waiver with respect to any Financing Document or in any instrument furnished in compliance herewith or in reference hereto, shall have been false or misleading in any material respect when made; or

          (e) DEFAULT IN RESPECT OF OTHER DEBT. There shall occur any default or event of default on the part of the Company and its Subsidiaries under any agreement, document or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary or any of its Property is bound, creating or relating to any Debt (other than the Obligations) if the payment or maturity of such Debt is accelerated in consequence of such event of default or demand for payment of such Debt is made; or

          (f) INSOLVENCY.

              (i) INVOLUNTARY BANKRUPTCY PROCEEDINGS:

                  (A) a receiver, liquidator, custodian or trustee of any
              Obligor, or of all or any substantial part of the Property of any of them, is appointed by court order; or an order for relief is entered with respect any Obligor, or any Obligor is adjudicated bankrupt or insolvent;

                   (B) all or any substantial part of the Property of any
              Obligor is sequestered by court order; or

                   (C) a petition is filed against any Obligor under any
              bankruptcy, reorganization, winding-up, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing;

              (ii) VOLUNTARY PETITIONS. any Obligor files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, winding-up, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

              (iii) ASSIGNMENTS FOR BENEFIT OF CREDITORS, ETC. any Obligor makes an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or consents to the appointment of a receiver, liquidator or trustee of the any Obligor or of all or a substantial part of its Property; or

          (g) UNDISCHARGED FINAL JUDGMENTS. A final judgment or final, judgments for the payment of money aggregating in excess of $50,000 is or are outstanding against one or more of the Obligors or any Subsidiary of the Company and any one of such judgments shall have been outstanding for more than 60 days from the date of its entry and shall not have been discharged in full or stayed; or

          (h) FINANCING DOCUMENTS. Any Financing Document shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Obligor or any Affiliate; the validity or enforceability of any Financing Document against any Obligor or any Affiliate shall be contested by any Obligor or Affiliate; or any Obligor or Affiliate shall deny that any Obligor has any further liability or obligation under any Financing Document or any provision thereof; or

          (i) UNINSURED LOSSES. Any material loss, theft, damage or destruction of any of the Collateral not fully covered by insurance; or

          (j) MATERIAL ADVERSE EFFECT. There shall occur any event or condition that has a Material Adverse Effect or there shall have occurred any event or occurrence which shall have a material adverse effect on the Company or any Subsidiary Guarantor or their ability to pay the Obligations in full; or

          (k) BUSINESS DISRUPTION; CONDEMNATION. There shall occur a cessation of a substantial part of the business of the Company, or any of its Subsidiaries (other than as a result of a transaction permitted by Section
     9.1 hereof) for a period which significantly affects such Obligor's capacity to continue its business, consistent with its financial position as of the Closing Date, on a profitable basis; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term; or any material part of the Collateral with a value individually or in the aggregate in excess of $50,000 shall be taken through condemnation or the value of such Property shall be impaired through condemnation; or

          (l) ERISA. A Reportable Event shall occur which could reasonably be expected to constitute grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if the any Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Obligor's complete or partial withdrawal from such Plan; or

          (m) CHALLENGE TO FINANCING DOCUMENTS. Any Obligor or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Financing Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent or any of the holders of Notes, or any of the Financing Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Agent and the holders of the Notes in accordance with the terms thereof; or

          (n) REPUDIATION OF OR DEFAULT UNDER SUBSIDIARY GUARANTY. Any Subsidiary Guarantor shall revoke or attempt to revoke the Subsidiary Guaranty signed by such Subsidiary Guarantor, shall repudiate such Subsidiary Guarantor's liability thereunder, or shall be in default under the terms thereof; or

          (o) CHANGE IN CONTROL. A Change in Control occurs; or

          (p) CRIMINAL FORFEITURE. Any Obligor or any Subsidiary of the Company or the Subsidiary Guarantor shall be convicted under any criminal law that could lead to a forfeiture of any Property of such Obligor; or

          (q) CAPITAL INFUSION. The Company and its Subsidiaries shall have failed to obtain at least US$9,000,000 (or its equivalent) in additional Debt or cash equity investments on or before September 15, 2001.

12. DEFAULT REMEDIES

     12.1. ACCELERATION OF MATURITY NOTES.

          (a) ACCELERATION ON EVENT OF DEFAULT.

              (i) AUTOMATIC. If any Event of Default specified in Section 11(f) shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

              (ii) BY ACTION OF HOLDERS. If any Event of Default (other than an Event of Default specified in Section 11(f)) shall exist, the Required Holders may exercise any right, power or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare, the entire principal of, and all interest accrued on, all the Notes then outstanding to be due and payable, and such Notes shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes.

          (b) ACCELERATION ON PAYMENT DEFAULT. During the existence of an Event of Default described in Section 11(a), and irrespective of whether the Notes then outstanding shall have become due and payable pursuant to
     Section 12.1(a)(ii), any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes.

     12.2. OTHER REMEDIES.

          During the existence of an Event of Default, irrespective of whether the Notes then outstanding shall become due and payable pursuant to
Section 12.1, and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein; PROVIDED, HOWEVER, that the maturity of such holder's Notes may be accelerated only in accordance with
Section 12.1.

     12.3. NONWAIVER; REMEDIES CUMULATIVE.

          No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. All rights and remedies of each holder of Notes hereunder and under applicable law are cumulative to, and not exclusive of, any other rights or remedies any such holder of Notes would otherwise have.

     12.4. ANNULMENT OF ACCELERATION OF NOTES.

          If a declaration is made pursuant to Section 12.1, then and in every such case, the Required Holders may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof; PROVIDED, HOWEVER, that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

          (b) all arrears of interest upon all of the Notes and all of the other sums payable hereunder and under the Notes (except any principal of, or interest on, the Notes which shall have become due and payable by reason of such declaration under Section 12.1 shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been waived pursuant to Section 17 or otherwise made good or cured;

and PROVIDED FURTHER that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     13.1. REGISTRATION OF NOTES.

          The Company shall keep a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an accredited investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

     13.2. EXCHANGE OF NOTES.

          (a) EXCHANGE OF NOTES. Upon surrender of any Note to the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note set forth in Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered
     Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. The Notes shall not be transferred in denominations of less than US$100,000, PROVIDED that a holder of Notes may transfer its entire holding of Notes regardless of the principal amount of such holder's Notes.

          (b) COSTS. The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any
     Note issued in substitution or replacement for the surrendered Note. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

     13.3. REPLACEMENT OF NOTES.

          Upon receipt by the Company from the registered holder of a Note of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of a Purchaser, notice from such Purchaser of such loss, theft, destruction or mutilation), and:

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; provided, HOWEVER, that if the holder of such
     Note is a Purchaser, the unsecured agreement of indemnity of such Person shall be deemed to be satisfactory; or

          (b) in the case of mutilation, upon surrender and cancellation thereof;

the Company at its own expense will execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     13.4. ISSUANCE TAXES.

          The Company will pay all Taxes (if any) due in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification, waiver or amendment of this Agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

14. PAYMENTS ON NOTES.

     14.1. PLACE OF PAYMENT.

          Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made as set forth in Schedule A. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction. 14.2. MANNER OF PAYMENT.

          (a) MANNER OF PAYMENT. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to
     Section 14.1. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to Section 13.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Person that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

          (b) PAYMENTS DUE ON HOLIDAYS. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

          (c) PAYMENTS, WHEN RECEIVED. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available at such holder's bank prior to the close of business of such bank, provided that interest for one day at the non-default interest rate of the Notes shall be due on the amount of any such payment that actually becomes available to such holder at such holder's bank after 12:00 noon (local time of such bank).

          (d) PAYMENTS IN UNITED STATES DOLLARS. All payments under this Agreement and the Notes shall be made in United States Dollars.

15. EXPENSES, ETC.

     15.1. TRANSACTION EXPENSES.

          Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:
(a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (B) the costs and expenses of the Agent, and (C) the costs and expenses, including financial advisors' fees and their attorneys' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2. SURVIVAL.

          The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

     17.1. REQUIREMENTS.

          This Agreement, the Other Agreements and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (I) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (II) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or
(III) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, or any defined term as used in such Sections.

     17.2. SOLICITATION OF HOLDERS OF NOTES.

          (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

     17.3. BINDING EFFECT, ETC.

          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     17.4. NOTES HELD BY THE COMPANY, ETC.

          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

          All notices and communications provided for hereunder or under the Notes shall be in writing and shall be delivered (A) by facsimile transmission if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (B) by registered or certified mail with return receipt requested (postage prepaid), or
(C) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

              (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

              (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

              (iii) if to the Agent, to the address set forth in Annex 1; or

              (iv) if to the Company, to the Company at its address set forth in Annex 1, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

          This Agreement and all documents relating thereto, including, without limitation, (A) consents, waivers and modifications that may hereafter be executed, (B) documents received by you at the Closing (except the Notes themselves), and (C) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

          For the purposes of this Section 20, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary Guarantor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or its Subsidiaries, PROVIDED that such term does not include information that (A) was publicly known or otherwise known to you prior to the time of such disclosure, (B) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (C) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary Guarantor or (D) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, PROVIDED that you may deliver or disclose Confidential Information to (I) your directors, officers, employees, agents, attorneys and affiliates, (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (II) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this
Section 20, (III) any other holder of any Note, (IV) any Person to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (V) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (VI) any federal or state regulatory authority having jurisdiction over you, (VII) any nationally recognized rating agency that requires access to information about your investment portfolio, or (VIII) any other Person to which such delivery or disclosure may be necessary or appropriate (W) to effect compliance with any law, rule, regulation or order applicable to you, (X) in response to any subpoena or other legal process, (Y) in connection with any litigation to which you are a party or (Z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. INTENTIONALLY OMITTED.

22. MISCELLANEOUS.

     22.1. INDEMNIFICATION OF EACH HOLDER OF NOTES.

          From and at all times after the Closing Date, and in addition to all other rights and remedies of each holder of Notes against the Company, the Company agrees to indemnify and hold harmless each holder of Notes and each director, trustee, officer, employee, agent, investment advisor and affiliate of each such holder (each, an "INDEMNIFIED PARTY") against any and all claims (whether valid or not), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses), incurred by or asserted against any Indemnified Party, from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement, the Notes or the other Financing Documents or any transactions contemplated herein or therein, or any of the transactions contemplated hereunder or thereunder, whether or not such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; PROVIDED, HOWEVER, that no Indemnified Party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such Indemnified Party or breach by such Indemnified Party of its own obligations under this Agreement. All of the foregoing losses, damages, costs and expenses of any Indemnified Party shall be payable as and when incurred upon demand by such Indemnified Party and shall be additional obligations hereunder. The rights of the Indemnified Parties under this Section 22.1 shall survive the termination of this Agreement.

22.2. SUCCESSORS AND ASSIGNS.

          All covenants and other agreements contained in this Agreement and in the Intercreditor Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not. You may not assign your rights under this Agreement unless the successor or assignee first agrees to be bound by the terms and provisions of the Intercreditor Agreement and such successor or assignee agrees to sign a joinder to the Intercreditor Agreement.

22.3. SEVERABILITY.

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4. CONSTRUCTION.

          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5. COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6. GOVERNING LAW.

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Massachusetts excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

22.7. INTERCREDITOR AGREEMENT.

          This Agreement, the Other Agreements and the other Financing Documents are subject to the terms of the Intercreditor Agreement.